Exhibit 99.1

Prometheus Biosciences Reports Second Quarter 2022 Financial Results and Highlights Recent Corporate Progress

- Both topline ARTEMIS-UC Phase 2 and full APOLLO-CD Phase 2a results expected concurrently in 4Q 2022 -

- Bioavailability greater than 80% achieved upon completion of PRA023 subcutaneous bridging study -

- Unveiled Prometheus’ second precision candidate, PRA052, a first-in-class monoclonal antibody blocking CD30 ligand -

- Strong cash position provides runway into mid-2024 -

SAN DIEGO, August 11, 2022 (GLOBE NEWSWIRE) -- Prometheus Biosciences, Inc. (Nasdaq: RXDX), a clinical-stage biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment of immune-mediated diseases, today reported financial results for the quarter ended June 30, 2022 and highlighted recent corporate progress.

“We have made significant progress through the second quarter by advancing our ongoing trials for PRA023 and demonstrating the power of our precision platform, Prometheus360TM, with the unveiling of our second clinical candidate, PRA052," said Mark McKenna, Chairman and CEO. “We are incredibly well positioned to advance through the balance of 2022 with topline results in ARTEMIS-UC and full results in APOLLO-CD Phase 2 studies reading out together in the fourth quarter as well as a strong balance sheet with cash runway into mid-2024.”

Second Quarter 2022 and Recent Corporate Highlights

PIPELINE AND PLATFORM HIGHLIGHTS

Completed enrollment in Cohort 1 of ARTEMIS-UC Global Phase 2 study.  Prometheus recently announced that it has completed enrollment in the initial cohort (Cohort 1) of the Phase 2 study of PRA023 for ARTEMIS-UC in ulcerative colitis (UC). The expansion cohort (Cohort 2), which is statistically powered to further evaluate the effectiveness of Prometheus’ companion diagnostic and will enroll approximately 40 additional companion diagnostic positive patients with UC, has begun enrollment and the company will provide an update in connection with reporting topline results from Cohort 1 of ARTEMIS-UC in the fourth quarter.

Completed enrollment ahead of schedule in APOLLO-CD global Phase 2 study.  During the second quarter of 2022, Prometheus completed enrollment for APOLLO-CD, a global Phase 2a study of PRA023 in Crohn’s Disease (CD). Full results from this study are anticipated to be reported in the fourth quarter.

Bioavailability greater than 80% achieved upon completion of PRA023 subcutaneous dosing in NHV.  Prometheus completed its subcutaneous bridging study in Caucasian normal healthy volunteers that demonstrated bioavailability of greater than 80% for PRA023.  This favorable bioavailability combined with a subcutaneous formulation of 200 mg/ml, provides significant differentiation and flexibility with respect to dosing regimen in future registration studies and beyond.  The Company plans to implement an autoinjector in potential future UC and CD registrational studies.

Unveiled second clinical candidate, PRA052, at R&D Day. Prometheus recently held an R&D Day introducing its second precision candidate, PRA052, a first-in-class monoclonal antibody blocking CD30 ligand. CD30 ligand is a costimulatory molecule that has been implicated in inflammatory bowel disease (IBD) by genetic, preclinical, and human translational data. Prometheus is developing a companion diagnostic candidate designed to select potential responders, which will be implemented in Phase 2 studies.  Prometheus expects to file an investigational new drug application (IND) for PRA052 in the third quarter and to initiate a Phase 1 study in the fourth quarter this year.

UPCOMING MILESTONES AND EVENTS

•	IND for PRA052 planned for 3Q
•	Topline results from ARTEMIS-UC Phase 2 and full results from APOLLO-CD Phase 2a study expected in 4Q
•	PRA052 Phase 1 trial initiation planned in 4Q

SECOND QUARTER 2022 FINANCIAL RESULTS

Cash, Cash Equivalents and Short-Term Investments. As of June 30, 2022, Prometheus had cash, cash equivalents and short-term investments of $211.8 million, compared to $257.3 million at the end of Q4 2021. Subsequent to June 30, 2022, the Company has raised an additional $51.5 million in net proceeds under its ATM facility.  Prometheus believes its cash, cash equivalents and short-term investments, including these additional ATM proceeds, will be sufficient to fund its operating expenses and capital expenditure requirements into mid-2024.

Collaboration Revenue. Revenue was $1.3 million for the three months ended June 30, 2022, compared to $0.3 million for the three months ended June 30, 2021 primarily due to increase in revenue generated from Prometheus’ collaboration with Dr. Falk Pharma GmbH.

Research and Development (R&D) Expenses. Research and development expenses were $25.9 million for the three months ended June 30, 2022 compared to $13.6 million for the three months ended June 30, 2021 primarily due to advancement of PRA023 in global Phase 2 clinical trials and PRA052 toward IND.

General and Administrative (G&A) Expenses. General and administrative expenses were $9.3 million for the three months ended June 30, 2022 compared to $5.6 million for the three months ended June 30, 2021 primarily due to an increase in headcount and stock-based compensation.

About PRA023: Pipeline in a Product Candidate

PRA023 is an IgG1 humanized monoclonal antibody that has been shown to block tumor necrosis factor (TNF)-like ligand 1A (TL1A). PRA023 binds both soluble and membrane-associated human TL1A with high affinity and specificity and has the potential to substantially improve outcomes for moderate-to-severe IBD patients predisposed to increased TL1A expression. Prometheus is developing PRA023 for the treatment of immune-mediated diseases including UC, CD, and systemic sclerosis-associated interstitial lung disease (SSc-ILD).

The Company is currently conducting three Phase 2 studies of PRA023: a Phase 2 trial in UC patients, ARTEMIS-UC, a Phase 2a trial in CD patients, APOLLO-CD, and a Phase 2 trial in SSc-ILD, ATHENA-SSc-ILD, each utilizing a genetic-based companion diagnostic candidate designed to identify patients who are predisposed to increased expression of TL1A and therefore potentially more likely to respond to PRA023.

About Prometheus Biosciences

Prometheus Biosciences, Inc. is a clinical-stage biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment of immune-mediated diseases. The Company’s precision medicine platform, Prometheus360TM, combines proprietary machine learning-based analytical approaches with one of the world’s largest gastrointestinal bioinformatics databases to identify novel therapeutic targets and develop therapeutic candidates to engage those targets.

Forward Looking Statements

Prometheus cautions readers that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to statements regarding: the timing of IND submission and commencement of Prometheus’ Phase 1 clinical trial of PRA052; Prometheus’ Enroll360 program and the Company’s ability to accelerate enrollment in its planned and other future clinical trials; Prometheus’ ability to potentially implement an autoinjector in future registrational studies; the potential of Prometheus’ companion diagnostic candidates to identify responders; Prometheus’ use of such companion diagnostic candidates in planned and other future clinical trials; the timing of Prometheus obtaining and reporting the topline study results from its Phase 2 clinical trial of PRA023 in UC; the timing of Prometheus obtaining and reporting the final study results from its Phase 2a clinical trial of PRA023 in CD; and the sufficiency of the Company's current cash position to fund operations through mid-2024. The inclusion of forward-looking statements should not be regarded as a representation by Prometheus that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: Prometheus’ approach to the discovery and development of precision medicines based on Prometheus360 is unproven; potential delays in the commencement, enrollment and completion of clinical trials and preclinical studies; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; Prometheus’

dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; Prometheus’ ability to develop companion diagnostics for its therapeutic product candidates; unexpected adverse side effects or inadequate efficacy of its product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; regulatory developments in the United States and foreign countries; Prometheus’ ability to maintain undisrupted business operations due to the COVID-19 pandemic, including delaying or otherwise disrupting its preclinical studies, clinical trials, manufacturing and supply chain; Prometheus could use its available capital resources sooner than it currently expects; and other risks described in the Company’s prior press releases and filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Prometheus’ most recent annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Prometheus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Prometheus Biosciences, Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Collaboration revenue	$1,269	$326	$5,188	$1,086
Operating expenses:
Research and development	25,918	13,554	53,848	21,312
General and administrative	9,319	5,618	17,405	10,840
Total operating expenses	35,237	19,172	71,253	32,152
Loss from operations	(33,968)	(18,846)	(66,065)	(31,066)
Other income (expense), net	321	(153)	352	(1,878)
Net loss	$(33,647)	$(18,999)	$(65,713)	$(32,944)
Other comprehensive loss:
Net unrealized loss on marketable securities	(310)	-	(310)	-
Comprehensive loss	$(33,957)	$(18,999)	$(66,023)	$(32,944)
Net loss per share, basic and diluted	$(0.86)	$(0.49)	$(1.68)	$(1.39)
Weighted average shares outstanding - basic and diluted	39,242,839	38,813,865	39,125,850	23,660,559

Prometheus Biosciences, Inc.

Condensed Balance Sheets

(unaudited)

(in thousands)

	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$95,959	$257,254
Short term investments	115,823	-
Other current assets	7,568	8,129
Total current assets	219,350	265,383
Other non-current assets	18,239	2,418
Total assets	$237,589	$267,801

Liabilities and Stockholders' Equity
Current liabilities	$16,467	$16,442
Long-term liabilities	29,291	16,204
Total liabilities	45,758	32,646
Total stockholders' equity	191,831	235,155
Total liabilities and stockholders' equity	$237,589	$267,801

Contacts:

Noel Kurdi

VP Investor Relations and Communications

(646) 241-4400

nkurdi@prometheusbiosciences.com

Media contact:

Juniper Point

Amy Conrad

(858) 914-1962

media@prometheusbiosciences.com